UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Idex Corporation

(Name of Registrant as Specified In Its Charter)

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630 Dundee Road, Suite 400
Northbrook, IL 60062

March 10, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of IDEX Corporation which will be held on Tuesday, April 7, 2009, at 9:00 a.m. Central Time, at The Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the Company’s 2008 Annual Report. We encourage you to read the Annual Report. It includes information on the Company’s operations, markets, products and services, as well as the Company’s audited financial statements.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, we urge you to sign, date, and promptly return the accompanying proxy card in the enclosed envelope. Alternatively, you can vote over the telephone or the Internet as described on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card, or voted by telephone or over the Internet.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence D. Kingsley
Chairman of the Board, President and
Chief Executive Officer

IDEX CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 7, 2009

To the Stockholders:

The Annual Meeting of Stockholders of IDEX Corporation (the “Company”) will be held on Tuesday, April 7, 2009, at 9:00 a.m. Central Time, at The Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090, for the following purposes:

1. To elect three directors for a term of three years.

2. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company for 2009.

3. To transact such other business as may properly come before the meeting.

The Board of Directors fixed the close of business on February 20, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Frank J. Notaro
Vice President-General Counsel
and Secretary

March 10, 2009
Northbrook, Illinois

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 7, 2009
The Proxy Statement and 2008 Annual Report of IDEX Corporation are available at:
http://ir.idexcorp.com/financials.cfm

PROXY STATEMENT

The Company has prepared this Proxy Statement in connection with the solicitation by the Company’s Board of Directors of proxies for the Annual Meeting of Stockholders to be held on Tuesday, April 7, 2009, at 9:00 a.m. Central Time, at The Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090. The Company commenced distribution of this Proxy Statement and the accompanying materials on March 10, 2009.

The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company’s Board of Directors. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. These solicitations may be made by personal interview, telephone, email or facsimile transmission. The Company has made arrangements with brokerage firms and other record holders of the Company’s Common Stock for the forwarding of proxy solicitation materials to the beneficial owners of that stock. The Company will reimburse those brokerage firms and others for their reasonable out-of-pocket expenses in connection with this work. In addition, the Company has engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut to assist in proxy solicitation and collection at a cost of $5,500, plus out-of-pocket expenses.

VOTING AT THE MEETING

The record of stockholders entitled to notice of, and to vote at, the Annual Meeting was taken as of the close of business on February 20, 2009, and each stockholder will be entitled to vote at the meeting any shares of the Company’s Common Stock held of record on that date. 79,500,979 shares of the Company’s Common Stock were outstanding at the close of business on February 20, 2009. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. No other securities are entitled to be voted at the Annual Meeting.

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of the Company’s Common Stock present in person or represented by proxy will constitute a quorum. The Company will appoint election inspectors for the meeting to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The election inspectors will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. The election of directors requires a plurality vote, and the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company for 2009 requires a majority vote, of the shares of the Company’s Common Stock present in person or represented by proxy at the meeting. Directions to withhold authority and abstentions will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Abstentions and broker non-votes will be treated as shares voted against the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company for 2009.

The Company requests that you mark the accompanying proxy card to indicate your votes, sign and date it, and return it to the Company in the enclosed envelope, or vote by telephone or over the Internet as described on the proxy card. If you vote by telephone or over the Internet, you should not mail your proxy card. If your completed proxy card or telephone or Internet voting instructions are received prior to the meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR the election of the Company’s nominees as directors, FOR the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company for 2009, and in the discretion of the proxy holders as to any other business which may properly come before the meeting. Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing prior to the meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card, or voted by telephone or over the Internet. The Company requests that all such written notices of revocation to the Company be addressed to Frank J. Notaro, Vice President-General Counsel and Secretary, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, IL 60062.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, provides for a three-class Board, with one class being elected each year for a term of three years. The Board of Directors currently consists of eight members, three of whom are Class II directors whose terms will expire at this year’s Annual Meeting, two of whom are Class III directors whose terms will expire at the Annual Meeting to be held in 2010, and three of whom are Class I directors whose terms will expire at the Annual Meeting to be held in 2011.

The Company’s Board of Directors has nominated three individuals for election as Class II directors to serve for a three-year term expiring at the Annual Meeting to be held in 2012, or upon the election and qualification of their successors. The nominees of the Board of Directors are William M. Cook, Frank S. Hermance, and Michael T. Tokarz. Messrs. Cook, Hermance and Tokarz are currently serving as directors of the Company. The nominees and the directors serving in Class III and Class I whose terms expire in future years and who will continue to serve after the Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including any directorships in other public companies.

If for any reason any of the nominees for a Class II directorship are unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects the nominees to be available.

The Company’s Board of Directors Recommends a Vote FOR
the Nominees in Class II Identified Below.

Nominees for Directorship

Class II: Nominees for Three-Year Term

WILLIAM M. COOK	Director since April 2008

Chairman, President and Chief Executive Officer	Age 55
Donaldson Company, Incorporated

Mr. Cook has been Chairman since August 2005, and President and Chief Executive Officer since August 2004, of Donaldson Company, Incorporated. He served as Senior Vice President, International and Chief Financial Officer, Donaldson Company, Incorporated, from prior to 2004 to August 2004. Mr. Cook is a director of Donaldson Company, Incorporated. He is a member of the Audit Committee of the Board of Directors.

FRANK S. HERMANCE	Director since January 2004

Chairman and Chief Executive Officer	Age 60
AMETEK, Inc.

Mr. Hermance has been Chairman and Chief Executive Officer of AMETEK, Inc. since prior to 2004. Mr. Hermance is a director of AMETEK, Inc. He is a member of the Compensation Committee of the Board of Directors.

MICHAEL T. TOKARZ	Director since September 1987

Member	Age 59
The Tokarz Group L.L.C.

Mr. Tokarz has been a member of The Tokarz Group L.L.C. since prior to 2004. Mr. Tokarz is a director of Conseco, Inc., MVC Capital, Inc., Mueller Water Products, Inc., and Walter Industries, Inc. He is Chairman of the Compensation Committee, and a member of the Executive Committee, of the Board of Directors.

Other Incumbent Directors

Class III: Three-Year Term Expires in 2010

RUBY R. CHANDY	Director since April 2006

Vice President Chief Marketing Officer	Age 47
Rohm and Haas Company

Ms. Chandy has been Vice President Chief Marketing Officer of Rohm and Haas Company since 2007. Ms. Chandy served as Vice President of Marketing and Commercial Excellence, Thermo Fisher Scientific, from prior to 2004 to 2007. She is a member of the Audit Committee and Nominating and Corporate Governance Committee of the Board of Directors.

NEIL A. SPRINGER	Director since February 1990

Managing Director	Age 70
Springer & Associates, L.L.C.

Mr. Springer has been Managing Director of Springer & Associates, L.L.C. since prior to 2004. Mr. Springer is a director of Mueller Water Products, Inc. He is the Chairman of the Nominating and Corporate Governance Committee, and a member of the Audit Committee and the Executive Committee, of the Board of Directors.

Class I: Three-Year Term Expires in 2011

BRADLEY J. BELL	Director since June 2001

Executive Vice President and Chief Financial Officer	Age 56
Nalco Company

Mr. Bell has been Executive Vice President and Chief Financial Officer of Nalco Company since prior to 2004. Mr. Bell is a director of Compass Minerals International, Inc. He is Chairman of the Audit Committee of the Board of Directors.

LAWRENCE D. KINGSLEY	Director since March 2005

Chairman of the Board, President and Chief Executive Officer	Age 46
IDEX Corporation

Mr. Kingsley was appointed Chairman of the Board by the Board of Directors on April 4, 2006. Mr. Kingsley has been President and Chief Executive Officer and a director of the Company since March 22, 2005. From August 2004 to March 2005, Mr. Kingsley served as Chief Operating Officer of the Company. From March 2004 to August 2004, Mr. Kingsley served as Corporate Vice President and Group Executive, Danaher Corporation, responsible for the Sensors and Controls businesses. He served as President, Industrial Controls Group, Danaher Corporation, from prior to 2004 to July 2004. Mr. Kingsley is a director of Cooper Industries, Ltd. He is Chairman of the Executive Committee of the Board of Directors.

GREGORY F. MILZCIK	Director since April 2008

President and Chief Executive Officer	Age 49
Barnes Group Inc.

Mr. Milzcik has been President and Chief Executive Officer of Barnes Group Inc. since October 2006. In 2006, prior to his appointment as President, Mr. Milzcik served as Executive Vice President and Chief Operating Officer, Barnes Group Inc. He served as President, Associated Spring Group, Barnes Group Inc., from prior to 2004 to 2006. Mr. Milzcik is a director of Barnes Group Inc. He is a member of the Compensation Committee of the Board of Directors.

CORPORATE GOVERNANCE

Information Regarding the Board of Directors and Committees

The Board of Directors has the ultimate authority for the management of the Company’s business. In February 2009, the Board affirmed the Company’s Corporate Governance Guidelines which, along with the charters of the Board committees, the Company’s Code of Business Conduct and Ethics, and Standards for Director Independence provide the framework for the governance of the Company. The Company’s Corporate Governance Guidelines address matters such as composition, size and retirement age of the Board, Board membership criteria, the role and responsibilities of the Board, director compensation, share ownership guidelines, and the frequency of Board meetings (including meetings to be held without the presence of management). The Company’s Code of Business Conduct and Ethics sets forth the guiding principles of business ethics and certain legal requirements applicable to all of the Company’s employees and directors. Copies of the current Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and Standards for Director Independence are available on the Company’s website at www.idexcorp.com, or may be obtained by stockholders without charge by sending a written request to Heath A. Mitts, Vice President-Corporate Finance, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, Illinois 60062.

The Board selects the Company’s executive officers, delegates responsibilities for the conduct of the Company’s operations to those officers, and monitors their performance. During 2008, the Board held six meetings. The independent (non-management) directors met in regular executive sessions without management at each in-person meeting of the Board. Generally, the Chairman of the Nominating and Corporate Governance Committee presides at the non-management executive sessions.

The Board has adopted standards for determining whether a director is independent from management. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations, and are available on the Company’s website as described above. The Board has affirmatively determined, based on these standards, that the following directors, three of whom are standing for election to the Board, are independent: Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik, Springer and Tokarz. The Board has also determined that Mr. Kingsley, who is not standing for election to the Board, is not independent. Mr. Kingsley is the Chairman of the Board, President and Chief Executive Officer of the Company. The Board has also determined that all Board standing committees are composed entirely of independent directors.

Important functions of the Board are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company’s By-Laws and based on the recommendations of the Nominating and Corporate Governance Committee, the Board as a whole appoints the members of each committee each year at its first meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee, subject to applicable law and listing standards. There are four standing committees of the Board: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee, and the Executive Committee. Each committee other than the Executive Committee (whose powers are set forth in enabling resolutions of the Board) has a written charter that is available on the Company’s website as described above.

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to: develop and recommend to the Board corporate governance principles and a code of business conduct and ethics; develop and recommend criteria for selecting new directors; identify individuals qualified to become directors consistent with criteria approved by the Board, and recommend to the Board such individuals as nominees to the Board for its approval; screen and recommend to the Board individuals qualified to become Chief Executive Officer and any other senior officer whom the committee may wish to approve; and oversee evaluations of the Board, individual Board members and Board committees. The members of the Nominating and Corporate Governance Committee are Ms. Chandy and Mr. Springer. During 2008, the Nominating and Corporate Governance Committee held one meeting.

It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s stockholders in accordance with the procedures described under STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2010 ANNUAL MEETING. Stockholder

nominees who are nominated in accordance with these procedures will be given the same consideration as nominees for director from other sources.

The Nominating and Corporate Governance Committee selects nominees for the Board who demonstrate the following qualities:

Experience (in one or more of the following):

•	high-level leadership experience in business or administrative activities;

•	specialized expertise in the industries in which the Company competes;

•	financial expertise;

•	breadth of knowledge about issues affecting the Company; and

•	ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare, and willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and corporate image;

•	time available for meetings and consultation on Company matters; and

•	willingness to assume fiduciary responsibilities.

Qualified candidates for membership on the Board are considered without regard to race, color, religion, sex, ancestry, national origin or disability. In the past, the Company has hired Russell Reynolds and Crist Associates, executive search firms, to help identify and facilitate the screening and interviewing of director candidates. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Committee may also ask the candidate to meet with other members of the Board. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board appointment or election of that candidate. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors for nomination for election at the annual meeting of stockholders.

The Audit Committee’s primary duties and responsibilities are to: monitor the integrity of the Company’s financial reporting process and systems of internal control regarding finance, accounting and legal compliance; monitor the independence and performance of the Company’s independent auditor and monitor the performance of the Company’s internal audit function; hire and fire the Company’s auditor and approve any audit and non-audit work performed by the independent auditor; provide an avenue of communication among the independent auditor, management and the Board of Directors; prepare the report that the rules of the Securities and Exchange Commission require to be included in the Company’s annual proxy statement; and administer the Company’s Related Person Transactions Policy (see TRANSACTIONS WITH RELATED PERSONS). The members of the Audit Committee are Mr. Bell, Ms. Chandy, and Messrs. Cook and Springer. The Board of Directors has determined that Mr. Bell is the “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission. During 2008, the Audit Committee held 11 meetings.

The Compensation Committee’s primary duties and responsibilities are to: establish the Company’s compensation philosophy and structure the Company’s compensation programs to be consistent with that philosophy; establish the compensation of the Chief Executive Officer and other senior officers of the Company; develop and recommend to the Board of Directors compensation for the Board; and prepare the compensation committee report the rules of the Securities and Exchange Commission require to be included in the Company’s annual proxy statement. The members of the Compensation Committee are Messrs. Hermance, Milzcik and Tokarz. During 2008, the Compensation Committee held five meetings.

The Executive Committee is empowered to exercise the authority of the Board in the management of the Company between meetings of the Board, except that the Executive Committee may not fill vacancies on the Board, amend the Company’s By-Laws or exercise certain other powers reserved to the Board or delegated to other Board committees. The members of the Executive Committee are Messrs. Kingsley, Springer and Tokarz. During 2008, the Executive Committee did not hold any meetings.

During 2008, each member of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of committees of the Board of which he or she was a member. The Company encourages its directors to attend the Annual Meeting of Stockholders but has no formal policy with respect to that attendance. All of the directors attended the 2008 Annual Meeting of Stockholders.

Committee Interlocks and Insider Participation

During 2008, Messrs. Hermance, Milzcik and Tokarz served as the members of the Compensation Committee. Neither Mr. Hermance, Mr. Milzcik nor Mr. Tokarz (i) was an officer or employee of the Company or any of its subsidiaries during 2008, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. There were no relationships between the Company’s executive officers and the members of the Compensation Committee that require disclosure under Item 407(e)(4) of Regulation S-K.

Communications with the Board of Directors

Stockholders and other interested parties may contact the Board or any of the individual directors, including the presiding director, by writing to Frank J. Notaro, Vice President-General Counsel and Secretary, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, Illinois 60062. Inquiries sent by mail will be reviewed, sorted and summarized by Mr. Notaro before they are forwarded to the Board or an individual director.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written Related Person Transactions Policy regarding the review, approval and ratification of transactions with related persons. All related party transactions are approved by the Audit Committee. If the transaction involves a related person who is a director or immediate family member of a director, that director will not be included in the deliberations. In approving the transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company.

SECURITY OWNERSHIP

The following table furnishes information as of February 20, 2009, except as otherwise noted, with respect to shares of the Company’s Common Stock beneficially owned by (i) each director and nominee for director, (ii) each officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock. Except as indicated by the notes to the following table and with respect to Deferred Compensation Units, or DCUs, issued under the Directors Deferred Compensation Plan and the IDEX Corporation Deferred Compensation Plan for Officers (the “Officers Deferred Compensation Plan”), the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under Securities and Exchange Commission rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that are exercisable currently or will be exercisable within 60 days of February 20, 2009. Shares of Common Stock subject to options that are exercisable within 60 days of February 20, 2009, are considered to be outstanding for the purpose of determining the percentage of the shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock.

	Shares Beneficially	Deferred Compensation	Percent of
Name and Address of Beneficial Owner	Owned	Units(1)	Class

Directors and Nominees (other than Executive Officers):
Bradley J. Bell(2)	68,514			*
Ruby R. Chandy(2)	13,899			*
William M. Cook(2)	6,390			*
Frank S. Hermance(2)	43,764	6,906		*
Gregory F. Milzcik(2)	4,390			*
Neil A. Springer(2)	89,326			*
Michael T. Tokarz(2)	346,387	24,720		*
Named Executive Officers:
Lawrence D. Kingsley(3)(4)	1,019,377			*
Dominic A. Romeo(3)(4)	324,988			*
John L. McMurray(3)(4)	246,603	3,925		*
Frank J. Notaro(3)(4)	72,223			*
Bradley A. Spiegel(3)(4)	38,070			*
Directors, Nominees and All Executive Officers as a Group: (16 persons)(5)	2,420,104	35,551	3.0
Other Principal Beneficial Owners:
T. Rowe Price Associates, Inc.(6)	8,022,130		9.7
100 East Pratt Street Baltimore, Maryland 21202
Ariel Capital Management, Inc.(7)	4,244,344		5.1
307 North Michigan Avenue, Suite 500 Chicago, IL 60601

(1)	DCUs are awarded under the Directors Deferred Compensation Plan and the Officers Deferred Compensation Plan and are payable in Common Stock. The value of these DCUs depends directly on the performance of the Common Stock. The DCUs are not included in Shares Beneficially Owned.

(2)	Includes 61,313, 10,688, 3,375, 41,063, 3,375, 66,375 and 25,875 shares under exercisable options for Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik, Springer and Tokarz, respectively. Includes 1,523 shares of restricted stock issued to Ms. Chandy on April 4, 2006, which vest on April 4, 2009; 1,013 shares of restricted stock issued to Mr. Bell, Ms. Chandy, and Messrs. Hermance, Springer and Tokarz on February 12, 2007, which vest on February 12, 2010; 675 shares of restricted stock issued to Mr. Bell, Ms. Chandy, and Messrs. Hermance, Springer and Tokarz on February 20, 2008, which vest on February 20, 2011; and 1,015 shares of restricted stock issued to Messrs. Cook and Milzcik on April 8, 2008, which vest on April 8, 2011. The restricted shares held by Mr. Bell, Ms. Chandy, and Messrs. Cook, Hermance, Milzcik, Springer and Tokarz may vest earlier than the dates indicated above upon a change of control of the Company or failure to be reelected to the Board. All shares of restricted stock are eligible for dividends.

(3)	Includes 422,416, 218,135, 226,562, 61,655 and 38,070 shares under exercisable options for Messrs. Kingsley, Romeo, McMurray, Notaro and Spiegel, respectively.

(4)	Includes shares of restricted stock awarded by the Company as follows:

Mr. Kingsley was awarded 172,500 shares of restricted stock on August 23, 2004, as an inducement to accept employment as the Company’s Chief Operating Officer. Such shares were not granted under a plan approved by stockholders. Under the terms of the award, 34,500 of the shares vested on August 23 in each of the years 2005, 2006, 2007 and 2008, and 34,500 of the shares will vest on August 23, 2009. In connection with the vesting of shares in 2005, 2006, 2007 and 2008, Mr. Kingsley surrendered 11,842, 13,611, 13,610 and 13,610 shares, respectively, to satisfy withholding taxes. In connection with his promotion to Chief Executive Officer on March 22, 2005, Mr. Kingsley was awarded 150,000 shares of restricted stock under the Incentive Award Plan. Under the terms of such award, 37,500 shares vested on March 22 in each of the years 2006, 2007 and 2008, and 37,500 of the shares will vest on March 22, 2009. In connection with the vesting of the shares in 2006, 2007 and 2008, Mr. Kingsley surrendered 14,794, 14,795 and 5,875 shares to satisfy withholding taxes. In addition, Mr. Kingsley was awarded 26,715 shares of restricted stock under the Incentive Award Plan on March 22, 2005, which vest on March 22, 2009; 27,188 shares of restricted stock under the Incentive Award Plan on April 4, 2006, which vest on April 4, 2010; 29,228 shares of restricted stock under the Incentive Award Plan on April 3, 2007, which vest on April 3, 2011; and 36,667 shares of restricted stock under the Incentive Award Plan on April 8, 2008, which vest on April 8, 2011; provided he is employed by the Company on such vesting dates. To motivate and retain Mr. Kingsley, Mr. Kingsley was awarded 242,800 shares of restricted stock under the Incentive Award Plan on April 8, 2008, which vests in 50% installments in 2011 and 2013, but vesting may be accelerated if the Company’s share price for any five consecutive trading days equals or exceeds $65.90 (twice the closing price of the shares on the date of grant). At December 31, 2008, Mr. Kingsley held 434,598 non-vested shares of restricted stock.

Mr. Romeo was awarded 6,060 shares of restricted stock under the Incentive Award Plan on March 22, 2005, which vest on March 22, 2009; 3,000 shares of restricted stock under the Incentive Award Plan on September 27, 2005, which vest on September 27, 2009; 5,820 shares of restricted stock under the Incentive Award Plan on April 4, 2006, which vest on April 4, 2010; 6,473 shares of restricted stock under the Incentive Award Plan on April 3, 2007, which vest on April 3, 2011; and 10,500 shares of restricted stock under the Incentive Award Plan on April 8, 2008, which vest on April 8, 2011; provided he is employed by the Company on such vesting dates. To motivate and retain Mr. Romeo, Mr. Romeo was awarded 74,000 shares of restricted stock under the Incentive Award Plan on April 8, 2008, of which approximately 16.67% will vest on April 8, 2009, approximately 16.67% will vest on April 8, 2010, and the remaining 66.66% will vest on April 8, 2011. At December 31, 2008, Mr. Romeo held 105,853 non-vested shares of restricted stock.

Messrs. McMurray and Notaro were awarded 4,860 and 3,960 shares of restricted stock, respectively, under the Incentive Award Plan on March 22, 2005, which vest on March 22, 2009; Messrs. McMurray and Notaro were awarded 3,300 and 3,210 shares of restricted stock, respectively, under the Incentive Award Plan on April 4, 2006, which vest on April 4, 2010; 4,271 and 3,398 shares of restricted stock, respectively, under the Incentive Award Plan on April 3, 2007, which vest on April 3, 2011; and 6,000 and 4,725 shares of restricted stock, respectively, under the Incentive Award Plan on April 8, 2008, which vest on April 8, 2011; provided the executive is employed by the Company on such vesting dates. Mr. Notaro voluntarily cancelled his April 8, 2008 restricted stock grant when he announced his intention to leave the Company in 2009.

The restricted shares held by Messrs. Kingsley, Romeo, McMurray and Notaro may vest earlier than the dates indicated above upon a change of control of the Company and certain other events. Further, the restricted shares held by Mr. McMurray vest in the event of his retirement. See “Outstanding Equity Awards at 2008 Fiscal Year End” under EXECUTIVE COMPENSATION.

All shares of restricted stock are eligible for dividends.

(5)	Includes 1,262,487 shares under options that are exercisable currently or will be exercisable within 60 days of February 20, 2009, and 625,600 non-vested shares of restricted stock.

(6)	Based solely on information in Schedule 13G, as of December 31, 2008, filed by T. Rowe Price Associates, Inc. (“Price Associates”) with respect to Common Stock owned by Price Associates and certain other entities which Price Associates directly or indirectly controls or for which Price Associates is an investment advisor on a discretionary basis.

(7)	Based solely on information in a Schedule 13G, as of December 31, 2008, filed by Ariel Capital Management, Inc. (“Ariel”) with respect to Common Stock owned by Ariel and certain other entities which Ariel directly or indirectly controls or for which Ariel is an investment advisor on a discretionary basis.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the following Compensation Discussion and Analysis and discussed its contents with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael T. Tokarz, Chairman
Frank S. Hermance
Gregory F. Milzcik

Compensation Discussion and Analysis

Philosophy and Overview of Compensation

The Company’s executive compensation philosophy is to have a compensation program that (1) aligns the interests of management and stockholders, (2) motivates and retains the management team, and (3) results in executives holding meaningful amounts of the Company’s Common Stock.

The Company carries out its compensation philosophy by:

•	Compensating executives at the median of the market in which the Company competes for management talent, if the Company performs at target.

•	Providing executives with additional compensation if the Company performs above target.

•	Paying executives a significant portion of their compensation in the form of long-term equity awards that vest over time.

•	Requiring executives to hold targeted amounts of the Company’s Common Stock.

Total Compensation

The material elements of 2008 compensation for the named executive officers, or NEOs, in the Summary Compensation Table, including Lawrence D. Kingsley, who is the chief executive officer, or CEO, and Dominic A. Romeo, who is the chief financial officer, or CFO, are outlined below:

Element	Purpose	Characteristics

Total Direct Compensation	Reward each executive for current and future performance through a combination of base salary, short- and long-term performance-based incentives, and benefits.	Non-variable and variable cash, non-cash and equity-based components of compensation, all targeted in the 50th to 75th percentile range of market.
Base Salary	Provide a fixed level of current cash compensation to reflect the executive’s primary duties and responsibilities.	Targeted in the 50th to 75th percentile range of market and adjusted annually to reflect market changes, salary budgets, and individual performance.
Short-Term Incentives — Annual Bonus	Provide performance-based cash compensation in excess of base salary.	Targeted in the 50th to 75th percentile range of market, with actual award based on Company and individual performance.
Long-Term Incentives — Stock Options	Provide long-term compensation tied to increases in the price of the Company’s stock, and retention of the executive.	Targeted in the 50th to 75th percentile range of market, adjusted based on Company and individual performance, priced on grant date, and vested ratably over four years.
Long-Term Incentives — Restricted Stock	Provide long-term compensation tied to the value of the Company’s stock, and retention of the executive.	Targeted in the 50th to 75th percentile range of market, adjusted based on Company and individual performance, and cliff vested in three years.
Retirement Benefits	Provide overall wealth accumulation and retention of executives.	Various market-based retirement and welfare benefits and perquisites.

The Compensation Committee targets the following approximate mix of annual compensation for the CEO and other NEOs:

	Percent of Total
	Direct Compensation
Element of Compensation	CEO	Other NEOs

Base Salary	20%	40%
Target Annual Incentives	20	25
Target Long-Term Incentives	60	35

Role of Compensation Committee and Data Used

The Compensation Committee establishes the Company’s compensation philosophy, structures the Company’s compensation programs to be consistent with that philosophy, and approves each element of each executive officer’s compensation. In the case of the CEO, the compensation determinations made by the Compensation Committee are ratified by the entire Board.

The Compensation Committee performs periodic reviews of executive pay tally sheets. The tally sheets outline each executive’s annual pay — target and actual — and total accumulated wealth under various performance and employment scenarios. Data from the tally sheets is considered by the Compensation Committee when setting target total compensation. Generally, the Compensation Committee reviews and adjusts target total compensation levels annually. Actual total compensation may vary from target based on Company and individual performance, and changes in stock price over time.

Generally, the amount of compensation realized historically, or potentially realizable in the future, from past compensation awards does not directly impact the level at which future pay opportunities are set. When granting equity awards, the Compensation Committee reviews both individual performance and the positioning of previously granted equity awards within established grant ranges.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee retained Towers Perrin to act as an outside consultant. Towers Perrin is engaged by, and reports directly to, the Compensation Committee. Towers Perrin works with the Compensation Committee, in conjunction with management, to structure the Company’s compensation programs and evaluate the competitiveness of its executive compensation levels. Towers Perrin’s primary areas of assistance to the Compensation Committee are:

•	Gathering market compensation data for all executive positions;

•	Advising on the terms of equity awards; and

•	Reviewing materials to be used in the Company’s proxy statement.

Towers Perrin periodically provides the Compensation Committee and management market data on a variety of compensation-related topics. The Compensation Committee authorized Towers Perrin to interact with the Company’s management, as needed, on behalf of the Compensation Committee, to obtain or confirm information.

Market Benchmarking

The Compensation Committee reviews data from various benchmark groups (discussed below) as one input in determining appropriate target compensation levels. For 2008, the Compensation Committee reviewed the benchmark data in a range from the 25th to 75th percentiles by each pay element, as well as in the aggregate. Individual pay decisions were made on the basis of individual performance, years of experience, skill set, perceived value of the position (or the individual) to the organization, as well as the market pay data. The Compensation Committee believes that to attract and retain qualified management, pay levels (including base salary, incentive compensation at target, and benefits) should be targeted in a range from the 50th to 75th percentile of pay levels for comparable positions at comparable companies. However, cases may exist where such target pay levels fall outside this range based on the individual factors described above. Of course, actual pay should and does vary from target based on Company and individual performance, and changes in stock price over time. For 2008, pay levels for the NEOs were within the targeted range.

In reviewing the competitiveness of executive compensation levels, the Compensation Committee reviewed four different benchmark groupings, which represent the relevant labor markets for the Company’s executive talent:

•	General industry companies that participate in Towers Perrin’s executive compensation data base (excluding energy and financial service companies) with data regressed based on the Company’s revenue size. Data for this group was presented on an aggregate basis and individual company data was not reviewed nor does the Company know the identities of the companies;

•	A peer group of companies with operations similar to those of the Company which in 2008 were: AMETEK Inc., Danaher Corp., Dover Corp., Gardner Denver Inc., Graco Inc., Illinois Tool Works, Ingersoll-Rand Co. Ltd, ITT Corp., Nordson Corp., Parker-Hannifin Corp., Pentair Inc., and Roper Industries Inc., with data regressed based on revenue size.

•	The following companies in the machine industry with revenues between $1 billion and $3 billion in 2007: Accuride Corp., Actuant Corp., Albany International Corp., Barnes Group Inc., Brady Corp., Briggs & Stratton Corp., Brush Engineered Materials Inc., CIRCOR International Inc., Crane Co., Donaldson Co. Inc., Federal Signal Corp., Joy Global Inc., Kennametal Inc., Lincoln Electric Holdings Inc., Manitowoc Company Inc., Mueller Industries Inc., Mueller Water Products Inc., Pall Corp., Toro Co., Valmont

Industries Inc., Wabash National Corp., Wabtec Corp., Watts Water Technologies Inc., and Wolverine Tube Inc.

•	The following companies in the industrial manufacturing and machinery industry with revenues between $1 billion and $3 billion and EBIT margins greater than 14% in 2007: ChoicePoint Inc., Corrections Corp. of America, Covanta Holding Corp., Deluxe Corp., Dun & Bradstreet Corp., Encore Wire Corp., Equifax Inc., GATX Corp., Genlyte Group Inc., Kansas City Southern, Monster Worldwide Inc., MSC Industrial Direct Co. Inc., Republic Airways Holdings Inc., and Walter Industries Inc.

Process of Setting Compensation

The CEO’s pay package is set by the Compensation Committee during executive session based on the financial and operating performance of the Company and the Committee’s assessment of the CEO’s individual performance. The pay packages for the other NEOs are based on the recommendations of the CEO to the Compensation Committee. The Compensation Committee considers the CEO’s recommendations, taking into account each NEO’s individual responsibility, experience and overall performance, as well as internal comparisons of pay within the executive group.

The Compensation Committee reviews the estimated accounting and tax impact of all elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon payment to, or realization by, the executive. The Compensation Committee has been advised that, based on current interpretations, stock options awarded under the Incentive Award Plan should satisfy the requirements for performance-based compensation under Internal Revenue Code Section 162(m). In addition, the Compensation Committee has been advised that Mr. Kingsley’s annual incentive compensation under the Incentive Award Plan should satisfy the requirements for performance-based compensation under Section 162(m). The Compensation Committee has been made aware that restricted stock awards (which vest based on continued employment with the Company) do not qualify as performance-based compensation and, therefore, may not be tax-deductible under Section 162(m).

A goal of the Compensation Committee is to comply with the requirements of Section 162(m). Section 162(m) limits the tax deductibility by the Company of annual compensation in excess of $1,000,000 paid to the CEO and any of the three other most highly compensated executive officers, other than the CFO. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee considers ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to the executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in the Company’s and stockholders’ best interests.

Base Salary

Base salaries are reviewed annually and are adjusted to reflect market competitiveness, Company operating performance, and individual performance. Factors taken into account to increase or decrease base salary include significant changes in individual job responsibilities and the growth of the Company. For 2008, base salaries were within the 50th to 75th percentile range for each NEO’s relevant competitive market data.

Short-Term Incentives — Annual Bonus

NEOs other than the CEO

All NEOs, other than Mr. Kingsley, participate in the Company’s Management Incentive Compensation Plan (“MICP”). The MICP provides participants with the opportunity to earn annual cash bonuses. Annual cash bonuses under the MICP are targeted in the 50th to 75th percentile range of market, with higher payouts for above-target performance and lower payouts for below-target performance. Targeted MICP payouts for 2008 for each NEO who participates in the MICP were in the 50th to 75th percentile range of market.

The amount of the annual cash bonus paid to each participant under the MICP is determined under the following formula:

Annual Bonus = Individual Target Bonus x Business Performance Factor x Personal Performance Multiplier

•	Individual Target Bonus for the year is a percentage of the participant’s base salary and is based on the participant’s position. For the NEOs who receive a bonus under the MICP for 2008, the Individual Target Bonus was either 57% or 65% of base salary.

•	The Business Performance Factor is calculated based on measurable business unit quantitative objectives, which are given a combined 65% weighting; an internally-assessed business unit quantitative objective, which is given a 10% weighting; and business unit qualitative objectives, which are given a combined 25% weighting. In the case of Mr. Romeo and Mr. Notaro, all objectives were measured using the consolidated results of the Company’s business units. In the case of Mr. McMurray, who is Vice President — Group Executive of Fluid & Metering Technologies, all objectives were measured using the Fluid & Metering Technologies Group’s results. Mr. Spiegel did not receive a bonus for 2008, due to his termination of employment. The Business Performance Factor is 100% at target performance, and can range from 0% to 200%. The quantitative and qualitative goals for 2008, their weightings, and actual performance to the quantitative goals, are described below.

•	A Personal Performance Multiplier ranging from 0.75 to 1.30 is assigned to each participant based on a subjective determination of the individual’s performance. The Personal Performance Multipliers are recommended by the CEO to the Compensation Committee. The top 25% of all MICP participants receive a Personal Performance Multiplier ranging from 1.15 to 1.30, the bottom 10% of all MICP participants receive a Personal Performance Multiplier ranging from 0.75 to 0.90, and the middle 65% of all MICP participants receive a Personal Performance Multiplier ranging from 1.00 to 1.10. Personal Performance Multipliers above 1.30 or below 0.75 may be assigned to reflect unusually positive or negative individual performance. For the NEOs who received a bonus under the MICP in 2008, the Personal Performance Multipliers for 2008 were 1.20.

For 2008, the measurable quantitative objectives within the Business Performance Factor, their relative weightings, and actual performance against such objectives using the Company’s consolidated results, were as follows:

			Weighting of Goal
		Actual	in Business
Objective	Goal	Performance	Performance Factor

Organic sales growth over the preceding year	3%	0%	25%
Margin enhancement measured as the profit margin on incremental organic sales growth over the preceding year	30%	0%	25%
Cash flow measured as a percentage of net income	100%	129.5%	15%

For 2008, the internally-assessed business unit quantitative objective was product innovation, weighted at 10%. Product innovation was measured as sales from new products and new markets in the last three years which were accretive to a business unit’s gross margin rate. The goal for an individual business unit is to be at or above the Company median. Actual awards are subjectively determined based on a particular business unit’s performance.

The qualitative objectives are behavior-oriented toward business and process leadership. Actual awards are subjectively determined based on a business unit’s performance.

For 2008, performance against the quantitative and qualitative factors resulted in a recommended Business Performance Factor of 78% for Messrs. Romeo and Notaro, and 97% for Mr. McMurray. Mr. Spiegel did not receive a bonus for 2008, due to his termination of employment. The Compensation Committee may, in its discretion, further adjust the Business Performance Factor to account for environmental conditions and adjust for factors (such as acquisition consummation and integration) not fully reflected in the quantitative and qualitative objectives. For

2008, the Compensation Committee adjusted the Business Performance Factor to 85% for the NEOs participating in the MICP. Over the past 10 years, the Business Performance Factor for the NEOs participating in the MICP has been at or above 100% for four years, and below 100% for six years.

CEO

The CEO’s annual incentive bonus takes the form of a cash performance award that is based on achieving a consolidated operating income target. The maximum amount of the performance award that the CEO can receive under the terms of the Company’s Incentive Award Plan for any year is 1% of the Company’s operating income for the year, which is greater than the maximum annual cash bonus he could receive if he were a participant in the MICP. However, the Compensation Committee is allowed to reduce (and historically always has reduced) the amount of the award based on other quantitative and qualitative criteria. The CEO receives a performance cash award rather than an annual cash bonus under the MICP in order that the award will be deductible under Internal Revenue Code Section 162(m). If the CEO was a participant in the MICP (which permits upward adjustments based on qualitative factors instead of only downward adjustments as permitted under the Company’s Incentive Award Plan), the CEO’s annual cash bonus under the MICP would not be deductible under Section 162(m).

In 2008, the Compensation Committee granted Mr. Kingsley a performance award with a maximum payment amount of 1% of the Company’s 2008 operating income (if the Company achieved 2008 operating income of $215.0 million). Mr. Kingsley would receive no bonus if the Company did not achieve operating income of $215.0 million. The Compensation Committee set Mr. Kingsley’s actual performance award for 2008 at $876,600. In setting the actual award, the Compensation Committee considered the actual performance of the Company (based on the same factors described above under the Business Performance Factor for the MICP), its subjective assessment of Mr. Kingsley’s individual performance and the amount that Mr. Kingsley would have earned as an annual cash bonus if he participated in the MICP on substantially the same terms as the other NEOs.

Long-Term Incentives

Generally, long-term incentive award guidelines are established such that the value of the awards for a given executive is consistent with the Company’s desire to deliver total compensation in the 50th to 75th percentile range of market. Each NEO’s award level, other than Mr. Kingsley’s, is based on Mr. Kingsley’s recommendation to the Compensation Committee, which is based on his subjective assessment of the individual’s performance and, to a lesser extent, his subjective assessment of the Company’s performance. Mr. Kingsley’s award level is determined by the Compensation Committee’s subjective and discretionary determination of his performance and, to a lesser extent, its subjective view of the Company’s performance. The actual value delivered may vary above or below the target value based on the performance of the Company’s stock over time, and the timing of the executive’s decision to realize such value.

Long-term incentive awards for the NEOs are currently structured to provide approximately 50% of the expected value in the form of stock options and 50% of the expected value in the form of restricted stock. The Compensation Committee believes that stock options and restricted stock incent management actions that drive the creation of stockholder value and promote executive stock ownership. However, stock options and restricted stock have different characteristics. Stock options provide value only to the extent that the Company’s stock price appreciates above the stock price on the date of grant. Restricted stock provides value regardless of whether the Company’s stock price appreciates, and helps retain executives over the course of business and market cycles that may negatively impact the Company’s operations and stock price in the short term. Because at the time of grant option shares have a lower expected value than restricted shares, relatively more option shares are awarded. Stock option and restricted stock awards are approximately equally weighted for all NEOs to reflect the Compensation Committee’s belief that stock price appreciation, retention of executives and executive stock ownership are all important objectives. Stock option and restricted stock awards are made on an annual basis either on the date of the first Compensation Committee meeting or the date of the annual meeting of stockholders, depending on share availability, or at the time of a special event (such as upon hiring or promotion).

The Compensation Committee changed the vesting provisions of the annual restricted stock grants made in 2008. Historically, restricted stock grants vested on the fourth anniversary of the grant date. However, for grants made in and after 2008, the Compensation Committee determined to reduce the vesting to the third anniversary of the grant date. This decision was made to bring the vesting provisions of the restricted stock more in line with market practices.

In addition to the normal annual long-term incentive stock option and restricted stock grants, in April 2008, the Compensation Committee made significant additional restricted stock grants to Messrs. Kingsley and Romeo in the amount of 242,800 shares and 74,000 shares, respectively. The intent of Mr. Kingsley’s restricted stock grant was to retain him for at least five years, as well as to incent him to double the Company’s share price during that time. Mr. Kingsley’s grant vests 50% in 2011 and 2013, but such vesting may be accelerated if the Company’s share price for any five consecutive trading days equals or exceeds $65.90 (twice the closing price of the shares on the date of grant). The Compensation Committee did not think that the number of options and restricted stock awards held by Mr. Kingsley at the time had sufficient retention value. The level of Mr. Kingsley’s grant is intended to provide him with equity compensation after five years, taking into account annual awards, in the 50th to 75th percentile of peer group companies. Mr. Romeo’s restricted share grant was also intended to act as a retention device.

For 2008, each NEO’s annual long-term incentive awards (excluding Messrs. Kingsley and Romeo’s additional grants) were within the 50th to 75th percentile range of market for their position.

Stock Ownership

Consistent with its executive pay philosophy, the Company requires that all corporate and operating officers maintain minimum ownership levels of the Company’s Common Stock. The following stock ownership guidelines for NEO’s were established by the Board of Directors in 2006.

Executive	Ownership Multiple (of base salary)

CEO	5 times
CFO	3 times
Other NEOs	2-2.5 times

The CEO, CFO and the other NEOs must comply with these ownership requirements within five years of adoption in 2006, or date of hire, whichever is later. Shares that are counted for purposes of satisfying ownership requirements are shares directly owned, unvested restricted shares, and shares underlying DCUs. As of December 31, 2008, the CEO, CFO and the other NEOs were proceeding towards meeting the ownership guidelines within the specified five-year period.

Currently, the Company has no explicit policy prohibiting the hedging of its stock, although the practice is discouraged.

Employee Benefits

The NEOs participate in health, welfare and qualified retirement programs available to all U.S.-based non-union employees. The Company also provides executives with nonqualified retirement plans, deferred compensation arrangements and supplemental disability benefits. Participation in these nonqualified plans is intended to provide executives with the opportunity to accumulate benefits and wealth over time. For a more complete explanation of these plans, see the narratives following the 2008 Summary Compensation Table, the Pension Benefits at 2008 Fiscal Year End table, the Nonqualified Deferred Compensation at 2008 Fiscal Year End table and the discussion under Potential Payments upon Termination or Change in Control.

Severance and Change in Control Benefits

Mr. Kingsley is entitled to severance benefits under the terms of his employment agreement if his employment is actually or constructively terminated without cause. Mr. Romeo is entitled to severance benefits under the terms of his employment offer letter with the Company in the event his employment is terminated without cause. In each case, the amount of the benefit, which varies with the individual, depends upon whether or not such termination is in connection with a change in control. Such severance benefits were the subject of negotiations with each individual at the time of their hire and were deemed a necessary condition to hiring. The level of each of Messrs. Kingsley’s and Romeo’s severance benefits is reflective of the Company’s perception of the market for their positions.

Mr. Kingsley’s severance was adjusted upon his promotion in 2005 to include 100% of his bonus, rather than 75% as under his original contract. This adjustment was intended to bring his severance in line with severance for chief executive officers in general.

Both Messrs. McMurray and Notaro are entitled to severance benefits under the terms of written agreements in the event that their employment is actually or constructively terminated without cause in connection with a change in control, or under the Company’s severance policy in the event their employment is terminated without cause other than in connection with a change in control. Messrs. McMurray and Notaro had previously announced in 2008 that they intended to terminate their employment in 2009. However, both have determined to remain with the Company beyond 2009 and therefore remain eligible for severance under these agreements.

At the time of Mr. Spiegel’s hiring, the Company in its employment offer letter agreed to provide him with severance equal to his base salary for up to 12 months or, if earlier, the date he obtained other employment, as well as outplacement services and continuation coverage under the Company’s group health and dental plans, in the event of his termination without cause. Upon his termination of employment effective December 31, 2008, the Company entered into an agreement with Mr. Spiegel pursuant to which he agreed, among other things, to render certain consulting services and refrain from competing with the Company for one year following termination. In exchange, the Company agreed, among other things, to pay him a $400,000 lump sum payment and honor the continuing salary and benefit terms of his employment offer letter. Mr. Spiegel’s separation payments are consistent with the Company’s severance policy and its historic practice of paying senior executive’s severance in excess of the Company’s policy in exchange for a non-compete.

2009 Update

Due to the economic challenges anticipated for 2009, upon the recommendation of management and Towers Perrin, the Compensation Committee took the following actions with respect to 2009 CEO, CFO and other continuing NEO compensation:

•	Froze salaries at 2008 levels; and

•	Granted long-term incentive awards having expected values approximately 25% below 2008 levels (exclusive of the special 2008 awards to Messrs. Kingsley and Romeo).

The Compensation Committee took these actions in recognition of the challenging economic environment, to prevent any potential windfall which could result by reason of the Company’s current low stock price, and to prudently manage share usage under the Company’s equity plan. In the event that there is a change in the economy and the Company’s outlook for 2009, the Compensation Committee could revisit these decisions.

In addition, as part of his agreement to remain with the Company, Mr. Notaro was awarded options and restricted stock in replacement of the grants he had previously voluntarily cancelled.

2008 Summary Compensation Table

The table below summarizes the total compensation earned in 2008, 2007 and 2006 for the Company’s CEO, CFO, and each of the three most highly compensated executive officers other than the CEO and CFO.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred	All
Name and Principal			Stock	Option	Incentive Plan	Compensation	Other
Position	Year	Salary	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total

Lawrence D. Kingsley	2008	$825,000	$3,573,028	$1,038,285	$876,600	$—	$224,764	$6,537,677
Chairman, President and	2007	753,000	2,315,258	880,824	692,800	—	241,560	4,883,443
Chief Executive Officer	2006	725,000	2,070,131	614,271	1,132,900	517	217,058	4,759,877
Dominic A. Romeo	2008	425,000	802,293	384,188	281,800	—	73,647	1,966,929
Vice President and Chief	2007	359,600	341,471	343,202	205,700	—	84,013	1,333,986
Financial Officer	2006	346,400	287,628	284,660	337,800	1,286	67,714	1,325,488
John L. McMurray	2008	305,100	230,367	262,326	230,900	51,781	29,479	1,109,954
Vice President-Group	2007	294,800	178,009	270,907	231,400	62,101	25,487	1,062,704
Executive, Fluid &	2006	284,000	145,461	264,328	288,500	90,253	23,685	1,096,227
Metering Technologies
Frank J. Notaro	2008	315,100	70,967	135,268	183,200	—	60,911	765,446
Vice President-General	2007	272,300	75,568	172,632	142,800	—	58,680	721,981
Counsel and Secretary	2006	262,300	46,961	179,779	224,300	614	55,957	769,911
Bradley A. Spiegel	2008	350,000	(172,352)	71,961	—	—	464,810	714,418
Vice President and Group Executive

(1)	Reflects the amount recognized for financial statement reporting purposes in accordance with FAS 123(R) using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for restricted stock awards granted during and prior to the relevant year, assuming no forfeitures. All shares of restricted stock are eligible for dividends. In addition to the normal annual long-term incentive stock option and restricted stock grants, in April 2008, the Compensation Committee made significant additional restricted stock grants to Messrs. Kingsley and Romeo in the amount of 242,800 shares and 74,000 shares, respectively. The intent of Mr. Kingsley’s restricted stock grant was to retain him for at least five years, as well as to incent him to double the Company’s share price during that time. Mr. Kingsley’s grant vests 50% in 2011 and 2013, but such vesting may be accelerated if the Company’s share price for any five consecutive trading days equals or exceeds $65.90 (twice the closing price of the shares on the date of grant). The Compensation Committee did not think that the number of options and restricted stock awards held by Mr. Kingsley at the time had sufficient retention value. The level of Mr. Kingsley’s grant is intended to provide him with equity compensation after five years, taking into account annual awards, in the 50th to 75th percentile of peer group companies. Mr. Romeo’s restricted share grant was also intended to act as a retention device. Mr. Spiegel forfeited all unvested restricted stock upon his termination of employment on December 31, 2008.

(2)	Reflects the amount recognized for financial statement reporting purposes in accordance with FAS 123(R) using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for stock option awards granted during and prior to the relevant year assuming no forfeitures.

(3)	Represents for Mr. Kingsley the annual cash performance award under the Incentive Award Plan, and for the other NEOs the annual cash bonus under the MICP, in each case earned in the year reported.

(4)	For Mr. McMurray only, represents the aggregate increase in actuarial value under the Pension Plan and SERP (see the narrative to this table below for further details and the narrative to the Pension Benefits at 2008 Fiscal Year End table for descriptions of the Pension Plan and SERP).

(5)	Includes the following:

(a) Company contributions to the 401(k) Plan and Defined Contribution Plan, and accrued benefits under the SERP (DC Excess Benefit and 401(k) Restoration Benefit) for 2008 in the following amounts: Mr. Kingsley - $124,193, Mr. Romeo - $51,778, Mr. McMurray - $9,200, Mr. Notaro - $40,094 and Mr. Spiegel $45,234 (see narrative to this table below for a description of the 401(k) Plan and Defined Contribution Plan, and the narrative to the Nonqualified Deferred Compensation at 2008 Fiscal Year End table for a description of the DC Excess Benefit and 401(k) Restoration Benefit).

(b) Lease, maintenance, gas and parking costs (at headquarters) for Company-provided automobile and car allowance in the following amounts for 2008: Mr. Kingsley - $28,125; Mr. Romeo - $18,946; Mr. McMurray - $17,168, Mr. Notaro - $18,946, and Mr. Spiegel - $17,628.

(c) Year-end allowance for premiums paid for supplemental disability benefits in the following amounts for 2008: Mr. Kingsley - $6,196, Mr. Romeo - $1,770, Mr. McMurray - $1,884, Mr. Notaro - $1,133 and Mr. Spiegel - $1,180, plus a tax gross-up on the allowance in the following amounts: Mr. Kingsley - $4,037, Mr. Romeo - $1,153, Mr. McMurray - $1,227, Mr. Notaro - $738 and Mr. Spiegel - $769 (see narrative to this table below for description of supplemental disability benefits).

(d) For Mr. Kingsley, includes $62,213 for the personal use of the Company aircraft. The Company’s methodology for calculating the value of personal use of the Company aircraft is to calculate the incremental costs of such usage to the Company, which includes fuel, landing fees, hangar fees, catering, additional expenses relating to the crew and other expenses which would not have otherwise been incurred by the Company if the aircraft had not been used for personal travel.

(e) For Mr. Spiegel includes $400,000 of severance benefits paid in 2008 in connection with his termination of employment effective December 31, 2008.

Narrative to Summary Compensation Table

Perquisites and Supplemental Disability

In addition to benefits generally available to all other U.S.-based non-union employees, the CEO and other NEOs receive use of a Company car or equivalent car allowance and participate in a supplemental long-term disability program. The supplemental disability benefit is in addition to the group long-term disability benefit generally available to all U.S.-based non-union employees. The group long-term disability plan provides an annual benefit of 60% of the first $200,000 of base salary, or an annual maximum benefit of $120,000 per year. For the NEOs other than the CEO, the supplemental program provides an annual benefit of 60% of their base salary above $200,000, with a maximum supplemental benefit of $36,000 per year. For the CEO, the supplemental program provides an annual benefit of 60% of base salary above $200,000, with a maximum supplemental benefit of $240,000 per year. The NEOs pay the premiums on all such insurance, but the Company provides a year-end allowance to the executives equal to the supplemental program premium costs together with a gross-up on the taxes associated with such year-end allowance. The CEO is also offered the personal use of corporate aircraft (limited to 25 hours per year), and a Company-paid membership at a country club. To date, Mr. Kingsley has elected not to utilize the country club membership.

Retirement Benefits

The Company maintains three tax-qualified retirement plans for all U.S.-based non-union employees in which the CEO and other NEOs may participate. The IDEX Corporation Retirement Plan (the “Pension Plan”) is a defined benefit pension plan, in which only one NEO participates. The CEO and NEOs who are not actively participating in the Pension Plan participate in the IDEX Corporation Defined Contribution Plan (the “Defined Contribution Plan”). Additionally, all NEOs are eligible to participate in the IDEX Corporation Savings Plan (the “401(k) Plan”), which is a 401(k) plan with a prescribed Company matching contribution.

Defined Contribution Plan

The Defined Contribution Plan is an ongoing, tax-qualified, “defined contribution” plan that provides an annual contribution based on a participant’s compensation for that year and a combination of the participant’s age and years of service as shown below:

Age + Years of Service	Company Contribution

Less than 40	3.5% of Eligible Annual Compensation
40 but less than 55	4.0% of Eligible Annual Compensation
55 but less than 70	4.5% of Eligible Annual Compensation
70 or more	5.0% of Eligible Annual Compensation

Under the Defined Contribution Plan, participants are entitled to receive the lump sum value of their vested account at termination of employment subject to distribution rules under the law.

401(k) Plan

The 401(k) Plan is an on-going, tax-qualified, “401(k)” plan that provides a matching contribution based on the employee’s contribution up to 8% of eligible compensation. The maximum matching contribution by the Company is either 2.8% of eligible compensation, if the employee is currently accruing benefits under the Pension Plan, or 4.0% of eligible compensation, if the employee participates in the Defined Contribution Plan.

During 2005, the Company redesigned its retirement plans to eliminate the Pension Plan for employees hired after 2004 and provide them only the Defined Contribution Plan. Employees who participated in the Pension Plan as of December 31, 2005, and who met certain age and service requirements, were given the one-time opportunity to choose:

•	To stay in the Pension Plan with the then current match in the 401(k) Plan (maximum match of 2.8% of eligible pay); or

•	To begin participating in the Defined Contribution Plan as of January 1, 2006, with an enhanced match in the 401(k) Plan (maximum match of 4.0% of eligible pay). Employees who chose this option retain, by law, a frozen benefit in the Pension Plan as of December 31, 2005.

Mr. McMurray is the only NEO actively participating in the Pension Plan. Based on their individual elections, Messrs. Kingsley, Romeo and Notaro chose to begin participation in the Defined Contribution Plan and not to accrue benefit credits after December 31, 2005 under the Pension Plan. Each of them still has a frozen benefit under the Pension Plan as of December 31, 2005. Therefore, the monthly accrued benefit for Messrs. Kingsley, Romeo and Notaro under the Pension Plan upon retirement at age 65 will not change, although the present value of such benefit will change from year to year. Mr. Spiegel was not eligible for the Pension Plan as he was hired after 2005.

2008 Grants of Plan-Based Awards

The following table provides information on plan-based awards for all NEOs for 2008.

						All
						Other	All Other
						Stock	Option	Exercise	Grant
						Awards:	Awards:	or Base	Date
		Estimated Future Payouts				Number of	Number of	Price of	Fair
		Under Non-Equity Incentive Plan				Shares of	Securities	Option	Value of
	Grant	Awards(1)				Stock or	Underlying	Awards	Stock and
Name	Date	Threshold	Target		Maximum	Units(2)	Options(2)	($ per share)(3)	Option Awards

Lawrence D. Kingsley	4/8/08	$0	$	N/A	$2,605,000	279,467	122,224	$32.95	$10,293,787
Dominic A. Romeo	4/8/08	103,594		276,300	718,300	84,500	35,000	32.95	3,095,075
John L. McMurray	4/8/08	74,368		198,400	515,700	6,000	20,000	32.95	375,300
Frank J. Notaro(4)	4/8/08	67,353		179,700	467,000	4,725	15,760	32.95	295,538
Bradley A. Spiegel(5)	4/8/08	81,375		217,000	564,200	36,000	20,000	32.95	1,363,800

(1)	For Mr. Kingsley, amount reflects minimum and maximum payment under Incentive Award Plan. See “Short-Term Incentives - Annual Bonus” under Compensation Discussion and Analysis. For NEOs other than Mr. Kingsley, amounts reflect payment levels under the MICP based on 2008 salary levels, a Business Performance Factor of 50% for threshold, 100% for target and 200% for maximum, and a Personal Performance Multiplier of 0.75 for threshold, 1.00 for target, and 1.30 for maximum. The amounts actually paid to NEOs for 2008 are reflected in the “Non-Equity Incentive Plan Compensation” column in the 2008 Summary Compensation Table.

(2)	See Outstanding Equity Awards at 2008 Fiscal Year End table for vesting of options and restricted stock.

(3)	Reflects closing price of the Company’s Common Stock on the grant date, which is the fair market value of the stock on the grant date under the terms of the Incentive Award Plan.

(4)	Mr. Notaro voluntarily cancelled his restricted stock and option grant when he announced his intention to leave the Company in 2009.

(5)	Mr. Spiegel forfeited his restricted stock and option grant for 2008 in connection with his termination of employment as it was not vested at such time.

Narrative to 2008 Grants of Plan-Based Awards Table

Stock options awarded to the NEOs in 2008 had the following characteristics:

•	All are nonqualified stock options;

•	All have an exercise price equal to the closing price of the Company’s stock on the grant date;

•	All vest annually in equal amounts over a four-year period;

•	All vest upon retirement if retirement eligible (NEO is at least age 50, with a minimum of five years of IDEX service, and the NEO’s age plus years of service equals 70); and

•	All expire 10 years after the date of grant.

Restricted stock awards to the NEOs in 2008 had the following characteristics:

•	All annual awards cliff-vest three years after the grant date;

•	The special awards to Messrs. Kingsley and Romeo vest as shown in Outstanding Equity Awards at 2008 Fiscal Year End table below.

•	All shares vest upon retirement if retirement eligible (NEO is at least age 50, with a minimum of five years of IDEX service, and the NEO’s age plus years of service equals 70); and

•	All shares receive dividends in the same amount as paid on the Company’s Common Stock at the time such dividends are paid.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table provides information on all restricted stock and stock option awards held by the NEOs and the value of those awards as of December 31, 2008. All outstanding equity awards are in or exercisable for shares of the Company’s Common Stock.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option	Option	Shares or Units of	Shares or Units of
	Options	Options	Exercise	Expiration	Stock that Have	Stock that Have Not
Name	(Exercisable)(1)	(Unexercisable)(1)	Price	Date	Not Vested(2)	Vested(3)

Lawrence D. Kingsley	174,000	43,500	$20.58	08/23/14	434,598	$10,495,542
	61,942	20,648	26.90	03/22/15
	52,530	52,530	34.18	04/04/16
	28,237	84,713	34.03	04/03/17
		122,224	32.95	04/08/18
Dominic A. Romeo	90,000	22,500	18.45	01/12/14	128,353	3,099,725
	26,250	11,250	18.22	03/23/14
	14,062	4,688	26.90	03/22/15
	11,250	3,750	28.31	09/27/15
	11,250	11,250	34.18	04/04/16
	6,255	18,765	34.03	04/03/17
		35,000	32.95	04/08/18
John L. McMurray	33,750		12.50	03/28/10
	38,250		12.65	03/28/11
	40,500		16.87	03/26/12
	47,250		13.11	03/27/13
	45,000		18.22	03/23/14
	15,000		26.90	03/22/15
	12,750		34.18	04/04/16
	16,500		34.03	04/03/17
	20,000		32.95	04/08/18
Frank J. Notaro(4)	34,200	8,550	18.22	03/23/14	15,293	369,325
		3,060	26.90	03/22/15
	6,187	6,188	34.18	04/04/16
	3,282	9,846	34.03	04/03/17
		15,760	32.95	04/08/18
Bradley A. Spiegel(5)	28,125	9,375	28.37	10/03/2015	53,801	1,299,294
	5,820	5,820	34.18	04/04/16
	4,125	12,375	34.03	04/03/17
		20,000	32.95	04/08/18

(1)	All options expire on the 10th anniversary of the grant date. Options granted prior to 2005 (with expiration dates prior to 2015) vest 20% per year on the anniversary of the grant date. Options granted during and after 2005 (with expiration dates during and after 2015) vest 25% per year on the anniversary of the grant date. All options vest 100% upon a change of control. All of Mr. McMurray’s options are deemed vested because he is retirement eligible.

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all NEOs. All shares vest 100% upon a change of control. All of Mr. McMurray’s restricted stock is deemed vested because he is retirement eligible.

		Number of Shares or
	Award	Units of Stock That
Name	Grant Date	Have Not Vested	Vesting

Lawrence D. Kingsley	08/23/04	34,500	34,500 vest on 8/23/09 or termination without cause
	03/22/05	26,715	100% vest on 3/22/09
	03/22/05	37,500	37,500 vest per year on 3/22/08 and 3/22/09
	04/04/06	27,188	100% vest on 4/04/10
	04/03/07	29,228	100% vest on 4/03/11
	04/08/08	36,667	100% vest on 4/08/11
	04/08/08	242,800	121,400 vest on 4/08/11 and 4/08/13, but vesting may be accelerated if the Company’s share price for any five consecutive trading days equals or exceeds $65.90 (twice the closing price of the shares on the date of grant)
Dominic A. Romeo	01/14/04	22,500	22,500 vest on 1/14/09
	03/22/05	6,060	100% vest on 3/22/09
	09/27/05	3,000	100% vest on 9/27/09
	04/04/06	5,820	100% vest on 4/04/10
	04/03/07	6,473	100% vest on 4/03/11
	04/08/08	10,500	100% vest on 4/08/11
	04/08/08	74,000	16.67% vest on 4/08/09, 16.67% vest on 4/08/10, and 66.66% vest on 4/08/11
Frank J. Notaro(4)	03/22/05	3,960	100% vest on 3/22/09
	04/04/06	3,210	100% vest on 4/04/10
	04/03/07	3,398	100% vest on 4/03/11
	04/08/08	4,725	100% vest on 4/08/11
Bradley A. Spiegel(5)	10/03/05	10,500	100% vest on 3/22/09
	04/04/06	3,030	100% vest on 4/04/10
	04/03/07	4,271	100% vest on 4/03/11
	04/08/08	36,000	100% vest on 4/08/11

(3)	Determined based on the closing price of the Company’s Common Stock on December 31, 2008.

(4)	Mr. Notaro voluntarily cancelled his April 8, 2008 stock option and restricted stock grants when he announced his intention to leave the Company in 2009.

(5)	Mr. Spiegel forfeited all unvested stock option and restricted stock grants upon his termination of employment on December 31, 2008.

2008 Option Exercises and Stock Vested

The following table provides information on stock option exercises and stock vesting for all NEOs in 2008.

	Option Awards		Stock Awards
	No. of Shares	Value	No. of Shares	Value
	Acquired on	Realized Upon	Acquired on	Realized Upon
Name	Exercise	Exercise(1)	Vesting	Vesting(2)

Lawrence D. Kingsley	0	$0	72,000	$2,405,880
Dominic A. Romeo	0	0	22,500	702,000
John L. McMurray	0	0	0	0
Frank J. Notaro	87,930	1,816,359	0	0
Bradley A. Spiegel	0	0	0	0

(1)	Calculated as the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price.

(2)	Calculated based on the closing price of the Company’s Common Stock on the vesting date. For Mr. Kingsley, on March 22, 2008, 37,500 shares vested at a price of $29.16 per share, and on August 23, 2008, 34,500 shares vested at a price of $38.04 per share. For Mr. Romeo, 22,500 shares vested at a price of $31.20 per share on January 14, 2008.

Pension Benefits at 2008 Fiscal Year End

The following table provides information related to the potential pension benefits payable to each NEO.

		No. of	Present Value
		Years Credited	of Accumulated
Name	Plan Name	Service(1)	Benefit(2)

Lawrence D. Kingsley	Pension Plan	1.33	$16,907
	SERP	1.33	48,803
Dominic A. Romeo	Pension Plan	1.92	29,043
	SERP	1.92	46,450
John L. McMurray	Pension Plan	16.17	399,566
	SERP	16.17	308,822
Frank J. Notaro	Pension Plan	7.75	87,737
	SERP	7.75	41,912
Bradley A. Spiegel(3)	Pension Plan	—	—
	SERP	—	—

(1)	Credited service is determined under the Pension Plan as of December 31, 2008.

(2)	The present value of accumulated benefits as of December 31, 2008 is determined using an assumed retirement age of 65, and an assumed form of payment of 2/3 election of lump sum and 1/3 election of annuity. For valuing annuities, the interest and mortality assumptions are 6.30% and the RP2000 separate annuitant and non-annuitant mortality tables for males and females with projections as required by the Pension Protection Act of 2006 (PPA) for funding valuations. For valuing lump sums, the interest and mortality assumptions are PPA-required 3-segment interest rates (for December 31, 2008, interest rates of 7.35% for payments in the first five years, 8.61% for payments from the 6th to 20th years, and 7.26% for payments beyond 20 years) and the RP-2000 combined mortality tables as required by the PPA.

(3)	Mr. Spiegel was not eligible for either the Pension Plan or the SERP.

Narrative to Pension Benefits at 2008 Fiscal Year End Table

Pension Plan

The Pension Plan is an on-going, tax-qualified, “career average” retirement plan that provides a level of benefit based on a participant’s compensation for a year with periodic updates to average compensation over a fixed five-year period. Under the Pension Plan, participants are entitled to receive an annual benefit on retirement equal to the sum of the benefit earned through 1995 using the five-year average compensation of a participant through 1995, plus the benefit earned under the then current formula for each year of employment after 1995. For each year of participation through 1995, a participant earned a benefit equal to 1.25% of the first $16,800 of such average compensation through 1995, and 1.65% of such compensation in excess of $16,800. Beginning January 1, 1996, the benefit earned equals the sum of 1.6% of the first $16,800 of each year’s total compensation, and 2.0% for such compensation in excess of $16,800, for each full year of service credited after 1995. As required by law, compensation counted for purposes of determining this benefit is limited. For all participants in the Pension Plan, the normal form of retirement benefit is payable in the form of a life annuity with five years of payments guaranteed. Other optional forms of payment are available.

SERP

The SERP is an unfunded, nonqualified supplemental employee retirement plan designed to provide deferred compensation for officers and other key employees to compensate them for any benefits lost under the Company’s tax-qualified retirement programs due to limits on compensation and benefits under these tax-qualified plans. Benefits are payable upon separation of service within the meaning of Internal Revenue Code Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the date of death of the employee, if earlier. The SERP has three parts, one of which provides that if the employee participates or had participated in the Pension Plan, then the employee will receive an excess benefit (“DB Excess

Benefit”) under a formula equivalent to the tax-qualified Pension Plan formula. Such formula will only consider eligible compensation above the Internal Revenue Code limits and will restore any limits on the maximum amount of benefits which may be accrued under a qualified retirement plan. A DB Excess Benefit will only be accrued for the appropriate period of service that the employee was an active participant in the Pension Plan. For the period of service that the employee accrues a DB Excess Benefit, the employee is not eligible to accrue benefits under the other two parts of the SERP, a DC Excess Benefit or a 401(k) Restoration Benefit, which are more fully described in the narrative to the Nonqualified Deferred Compensation at 2008 Fiscal Year End table below.

Nonqualified Deferred Compensation at 2008 Fiscal Year End

The following table provides information related to the potential benefits payable to each NEO under the Company’s nonqualified deferred compensation plans:

		Registrant
		Contributions in		Aggregate Balance
		Last Fiscal Year	Aggregate Earnings	at Last Fiscal Year
Name	Plan Name	(1)	in Last Fiscal Year	End

Lawrence D. Kingsley	SERP	$105,793	$15,561	$366,198
Dominic A. Romeo	SERP	33,378	4,865	114,702
John L. McMurray	Officers Plan	0	(39,558)	188,788
Frank J. Notaro	SERP	20,544	3,035	71,666
Bradley A. Spiegel	SERP	26,834	2,094	57,959

(1)	None of the NEOs contributed to the Officers Deferred Compensation Plan in 2008. Mr. McMurray actively participates in the Pension Plan and therefore is not eligible for a DC Excess Benefit or a 401(k) Restoration Benefit.

Narrative to the Nonqualified Deferred Compensation at 2008 Fiscal Year End Table

As discussed above, the SERP is a nonqualified deferred compensation plan with two defined contribution components, namely the DC Excess Benefit and the 401(k) Restoration Benefit.

Defined Contribution Excess Benefit.  If the employee participates in the Defined Contribution Plan, then the employee will receive an excess benefit (“DC Excess Benefit”) under a formula equivalent to the tax-qualified Defined Contribution Plan formula. This formula will only consider eligible compensation above Internal Revenue Code limits and will restore any benefits limited under the Defined Contribution Plan. A DC Excess Benefit will only be accrued for the appropriate period of service that the employee is an active participant in the Defined Contribution Plan. For the period of service that the employee accrues a DC Excess Benefit, the employee is not eligible to accrue a DB Excess Benefit (described in the narrative to the Pension Benefits at 2008 Fiscal Year End table), but is eligible to receive a 401(k) Restoration Benefit (as described below). Any benefits that accrue in the defined contribution portion of the SERP are credited with interest, as determined by the Company, on at least a quarterly basis, based on an interest rate equal to the Barclays Capital Long Term Bond AAA – Corporate Bond Index as determined on the first business day of December prior to the calendar year.

401(k) Restoration Benefit.  Beginning in 2006, if an employee participates in the Defined Contribution Plan, then the employee will receive a restoration benefit (“401(k) Restoration Benefit”) equal to 4% of eligible compensation above the limit on compensation under the Defined Contribution Plan and 401(k) Plan without regard to the limit on the maximum amount of tax-deferred contributions a participant can make under such plans. Employees are not required to make any deferrals to any non qualified plan to receive this benefit. A 401(k) Restoration Benefit will only be accrued for the appropriate period of service that the employee was an active participant in the Defined Contribution Plan. For the period of service that the employee accrues a DB Excess Benefit (described in the narrative to the Pension Benefits at 2008 Fiscal Year End table), the employee is not eligible to receive a 401(k) Restoration Benefit. Any benefits that accrue in the 401(k) Restoration Benefit portion of the SERP are credited with interest, as determined by the Company, on at least a quarterly basis, based on an interest rate equal to the Barclays Capital Long Term Bond AAA – Corporate Bond Index as determined on the first business day of December prior to the calendar year.

Officers Deferred Compensation Plan.  The Officers Deferred Compensation Plan allows corporate and operating officers to defer eligible employee compensation above the compensation limits applicable under the tax-qualified plans. Participants can defer their compensation into either an interest-bearing account or a deferred compensation units account as of the date that such compensation would otherwise be payable. The deferred compensation credited to the interest-bearing account is credited with interest, as determined by the Company, on at least a quarterly basis, based on an interest rate equal to the Barclays Capital Long Term Bond AAA – Corporate Bond Index as determined on the first business day of December prior to the calendar year. Deferred compensation credited to the deferred compensation units account is converted into a number of DCUs, which represent equivalent shares of the Company’s Common Stock. The number of DCUs is determined by dividing the amount deferred by the closing price of the Company’s Common Stock the day before the date of deferral. The DCUs are entitled to receive dividend equivalents which are reinvested in DCUs based on the same formula for investment of a participant’s deferral. Both of these accounts are payable upon separation of service within the meaning of Internal Revenue Code Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the date of death of the employee, if earlier. Mr. McMurray is the only NEO who is participating in the Officers Deferred Compensation Plan.

Potential Payments upon Termination or Change in Control

The Company entered into an employment agreement with Mr. Kingsley when he was employed as Chief Operating Officer. This agreement was amended effective March 22, 2005 to reflect his promotion to President and Chief Executive Officer. His agreement was amended in 2008 to comply with the requirements of Section 409A. The employment agreement provides for an initial term of five years and successive twelve-month terms thereafter. If Mr. Kingsley’s employment is terminated by the Company other than for cause, he will receive continuing salary payments and health benefits for 24 months, a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed), and a payment equal to 200% of his base salary payable over 24 months commencing six months after his termination. If Mr. Kingsley’s employment is terminated because of disability, he will receive a bonus payment equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed). Additionally, if Mr. Kingsley should die during the term of the agreement, Mr. Kingsley’s wife or estate will receive a bonus payment equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed). If his employment is terminated without cause or he terminates it for certain specified reasons following a change in control, Mr. Kingsley will receive his full salary and health insurance for a period of 36 months following termination, a pro-rata portion of his bonus for the year of his termination, and a payment equal to 300% of his base salary, payable over 36 months all commencing six months after his termination. In addition to vesting upon a change of control, all non-vested shares of restricted stock granted to Mr. Kingsley on August 23, 2004, will vest in the event he is terminated by the Company other than for cause, or if he terminates his employment because the Company has taken certain actions with respect to his employment.

The Company has entered into an employment letter agreement with Mr. Romeo. The agreement does not provide for a fixed term and may be terminated at any time. If Mr. Romeo’s employment is terminated by the Company other than for cause, he will be entitled to receive continuing salary payments for 18 months. In the event Mr. Romeo is terminated within two years following a change in control, the Company will be obligated to continue paying Mr. Romeo his salary and his then target MICP bonus for two years. In addition to vesting upon a change of control, all shares of restricted stock granted to Mr. Romeo in 2004 will vest in the event he is terminated by the Company other than for cause, or if he dies or becomes disabled.

The Company has entered into letter agreements with each of Messrs. McMurray and Notaro providing for three years of salary and bonus and two years of fringe benefits in the event either is actually or constructively terminated without cause within two years following a change of control. Otherwise Messrs. McMurray and Notaro are only eligible for severance based on the Company’s general severance policy available to all employees. Historically, the Company has paid severance in excess of the policy amount in the event an executive has been terminated without cause. Both Messrs. McMurray and Notaro announced their original intentions to leave the Company in 2009. However, both have determined to remain with the Company and therefore remain eligible for severance under these agreements.

Mr. Spiegel’s employment terminated effective December 31, 2008. His severance arrangement is described in the Compensation Discussion and Analysis section above.

The following table sets forth the amount each NEO (other than Mr. Spiegel) would receive as severance or as a result of accelerated vesting if his employment was terminated without cause or for good reason, in connection with or absent a change in control using the following assumptions:

•	Termination of employment on December 31, 2008.

•	Acceleration of vesting in options and restricted stock, and exercise of all accelerated vested options based on the closing market price of $24.15 per share of the Company’s Common Stock on December 31, 2008.

•	Accelerated vesting of benefits under the SERP, paid in a lump sum.

		Termination in
	Involuntary	Connection with
	Termination Not for	Change in
Name	Cause/Good Reason	Control

Lawrence D. Kingsley	$4,318,850	$21,497,204
Dominic A. Romeo	1,180,875	4,708,952
John L. McMurray	88,010	1,607,409
Frank J. Notaro	54,537	1,990,478

2008 Compensation of Directors

The following table summarizes the total compensation earned in 2008 for the Company’s non-management directors. Mr. Kingsley receives no additional compensation for his service as a director.

	Fees Earned or Paid	Stock	Option
Name	in Cash(1)	Awards(1)(2)(3)	Awards(1)(2)(3)	Total(1)

Bradley J. Bell	$48,000	$24,552	$17,075	$89,627
Ruby R. Chandy	40,000	25,764	17,075	82,839
William M. Cook	20,000	6,387	17,478	43,865
Frank S. Hermance	40,000	24,552	17,075	81,627
Gregory F. Milzcik	20,000	6,387	17,478	43,865
Neil A. Springer	44,000	24,552	17,075	85,627
Michael T. Tokarz	44,000	24,552	17,075	85,627

(1)	The amounts shown in this table reflect the following elements of outside director compensation:

Annual Retainer	$30,000
Annual Board/Committee Meeting Attendance Fee	$10,000
Chairman Retainer
Audit Committee (Bell)	$8,000
Compensation Committee (Tokarz)	$4,000
Nominating and Corporate Governance Committee (Springer)	$4,000
Equity Grants Upon Initial Election to the Board
Stock options	3,375
Restricted stock	1,015
Annual Equity Grants
Stock options	2,250
Restricted stock	675

(2)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for restricted stock and stock option awards granted during and prior to 2008, assuming no forfeitures.

(3)	The following table provides information on all restricted stock and stock option awards held by the Company’s non-management directors and the value of those awards as of December 31, 2008. All outstanding equity awards are in or exercisable for shares of the Company’s Common Stock.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option	Option	Shares or Units of	Shares or Units of
	Options	Options	Exercise	Expiration	Stock that Have	Stock that Have Not
Name	(Exercisable)(1)	(Unexercisable)(1)	Price	Date	Not Vested(2)	Vested(3)

Bradley J. Bell	15,188		$14.73	06/11/11	2,701	$65,229
	10,125		15.15	01/01/12
	10,125		12.59	01/29/13
	10,125		18.78	01/30/14
	6,750		25.70	02/02/15
	3,375		30.67	02/02/16
	3,375		33.99	02/12/17
		2,250	30.85	02/20/18
Ruby R. Chandy	5,063		34.18	04/04/16	3,211	77,546
	3,375		33.99	02/12/17
		2,250	30.85	02/20/18
William M. Cook		3,375	32.95	04/08/18	1,015	24,512
Frank S. Hermance	15,188		18.39	01/02/14	2,701	65,229
	10,125		18.78	01/30/14
	6,750		25.70	02/02/15
	3,375		30.67	02/02/16
	3,375		33.99	02/12/17
		2,250	30.85	02/20/18
Gregory F. Milzcik		3,375	32.95	04/08/18	1,015	24,512
Neil A. Springer	10,125		12.57	01/01/10	2,701	65,229
	10,125		14.03	01/01/11
	10,125		15.15	01/01/12
	10,125		12.59	01/29/13
	10,125		18.78	01/30/14
	6,750		25.70	02/02/15
	3,375		30.67	02/02/16
	3,375		33.99	02/12/17
		2,250	30.85	02/20/18
Michael T. Tokarz	10,125		18.78	01/30/14	2,701	65,229
	6,750		25.70	02/02/15
	3,375		30.67	02/02/16
	3,375		33.99	02/12/17
		2,250	30.85	02/20/18

(1)	All options expire on the 10th anniversary of the grant date. Options granted prior to 2006 (with expiration dates prior to 2016) vest 100% on the second anniversary of the grant date. Options granted during and after 2006 (with expiration dates during and after 2016) vest 100% on the first anniversary of the grant date. All options vest 100% upon a change of control.

(2)	See footnote 2 to table under SECURITY OWNERSHIP for vesting provisions.

(3)	Determined based on the closing price of the Company’s Common Stock on December 31, 2008.

Equity grants upon initial election to the Board of Directors are made on the date of appointment. Annual equity grants are made on the first regularly scheduled meeting of the Board of Directors held each year. All grants are made under the Incentive Award Plan. The exercise price of each option is equal to the closing price of the Company’s Common Stock on the trading day the option is granted. The options become exercisable one year following their date of grant. The restricted stock is non-transferable until the recipient is no longer serving as a director, and is subject to forfeiture if the director terminates service as a director for reasons other than death, disability or retirement prior to vesting. The restricted stock will vest in full on the earlier of the third anniversary of the grant, failure of the director to be re-elected to the Board, or a change in control.

Under the Directors Deferred Compensation Plan, directors are permitted to defer their cash compensation into either an interest-bearing account or a deferred compensation units account as of the date that such compensation would otherwise be payable. The deferred compensation credited to the interest-bearing account is adjusted on a quarterly basis with hypothetical earnings for the quarter equal to the Barclays Capital Long Term Bond AAA – Corporate Bond Index as of December 1 of the calendar year preceding the year for which the earnings were credited. Amounts credited to the interest-bearing account are compounded monthly. Deferred compensation credited to the deferred compensation units account is converted into DCUs by dividing the deferred compensation by the closing price of the Company’s Common Stock the day before the date of deferral. In addition, the value of the dividends payable on shares of Common Stock are credited to the deferred compensation units account and converted into DCUs based on the number of DCUs held by the director in his account on the dividend record date, and the closing price of the Common Stock on the dividend payment date. Messrs. Hermance and Tokarz defer all of their director fees into the Directors Deferred Compensation Plan, and have elected to have such fees invested in DCUs.

The Company believes that to attract and retain qualified directors, pay levels should be targeted at the 50th percentile (or median) of pay levels for directors at comparable companies. From time to time, the Compensation Committee, with the assistance of Towers Perrin, evaluates the competitiveness of director compensation. The primary reference point for the determination of market pay practices are pay levels for organizations with revenues, business activities and complexities similar to those of the Company. Market data is derived from pay surveys available to Towers Perrin and the Company directly. The Compensation Committee evaluated director compensation in 2008 and determined it was below median, but elected to leave compensation at the existing level owing to the challenging economic environment.

Outside directors are subject to stock ownership guidelines. Outside directors must comply with the guidelines by June 30, 2008 or within five years of their initial election to the Board, whichever is later. The guidelines dictate that all outside directors must purchase or acquire the Company’s Common Stock (or DCUs acquired by participation in the Directors Deferred Compensation Plan) having an aggregate value at the time of purchase or acquisition equal to three times the annual retainer in effect at July 1, 2003, or upon their election to the Board, whichever is later. As of December 31, 2008, all directors either complied with the ownership guidelines or were proceeding towards meeting the ownership guidelines within the specified five-year period.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2008, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors, Deloitte & Touche LLP. The Committee discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and reviewed the results of the independent auditors’ examination of the financial statements.

The Committee also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors their independence, and satisfied itself as to the auditors’ independence.

Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

Bradley J. Bell, Chairman
Ruby R. Chandy
William M. Cook
Neil A. Springer

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), are set forth in the table below. All such fees were pre-approved by the Audit Committee in accordance with the pre-approval policy discussed below.

	2008	2007

Audit fees(1)	$3,555,000	$2,717,000
Audit-related fees(2)	341,000	137,000
Tax fees(3)	318,000	437,000
All other fees(4)	4,000	—

Total	$4,218,000	$3,291,000

(1)	Audit fees represent the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports, and services in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit fees.

(3)	Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.

(4)	All other fees represent the aggregate fees billed for products and services that are not included in the Audit fees, Audit-related fees, and Tax fees. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the pre-approval of audit and non-audit services rendered by the Deloitte Entities. For audit services, the accounting firm provides the Audit Committee with an audit services plan during the first quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the associated fees. This audit services plan must be formally accepted by the Audit Committee. For non-audit services, management submits to the Audit Committee for approval during the first quarter of each fiscal year and from time-to-time during the fiscal year a list of non-audit services that it recommends the Audit Committee engage the accounting firm to provide for the current year, along with the associated fees. Company management and the accounting firm each confirm to the Audit Committee that any non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee approves both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to the Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman reports any actions taken to the Audit Committee at a subsequent Audit Committee meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of the forms it received, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were met during the year ended December 31, 2008, except for the failure to timely file a Form 4 on behalf of Mr. Cook for two 1,000 share purchases by Mr. Cook on October 28, 2008 and November 3, 2008.

PROPOSAL 2 — APPROVAL OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for 2009. Representatives of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Company’s Board of Directors Recommends a Vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2009.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR 2010 ANNUAL MEETING

A stockholder desiring to submit a proposal for inclusion in the Company’s Proxy Statement for the 2010 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 9, 2009. The Company requests that all such proposals be addressed to Frank J. Notaro, Vice President-General Counsel and Secretary, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, Illinois 60062, and mailed by certified mail, return receipt requested. In addition, the Company’s By-Laws require that notice of stockholder nominations for directors and related information be received by the Secretary not later than 60 days before the anniversary of the 2009 Annual Meeting which, for the 2010 Annual Meeting, will be February 6, 2010.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Frank J. Notaro
Vice President-General Counsel
and Secretary

March 10, 2009
Northbrook, Illinois

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained by stockholders without charge by sending a written request to Heath A. Mitts, Vice President-Corporate Finance, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, Illinois 60062.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and 630 DUNDEE ROAD to create an electronic voting instruction form. SUITE 400 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS NORTHBROOK, IL 60062 If you would like to reduce the costs incurred by IDEX Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to IDEX Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: IDEXC1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY IDEX CORPORATION THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO For All To withhold authority to vote for any individual DIRECTION IS MADE, THIS PROXY WILL BE For All Withhold All Except nominee(s), mark “For All Except” and write the VOTED FOR PROPOSALS 1 AND 2. number(s) of the nominee(s) on the line below. 1. To elect three directors for a term of three years. Nominees: 0 0 0 01) William M. Cook 02) Frank S. Hermance 03) Michael T. Tokarz Vote On Proposal For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company for 2009. 0 0 0 3. To transact other such business as may properly come before the meeting. Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. For address changes and/or comments, please check this box 0 and write them on the back where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

IDEX CORPORATION ___NOTICE OF ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 2009 ___The Annual Meeting of Stockholders of IDEX Corporation (the “Company”) will be held on Tuesday, April 7, 2009, at 9:00 a.m. Central Time, at The Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090, for the purposes listed on the reverse side. The Board of Directors fixed the close of business on February 20, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure these shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Proxy card must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing. IDEX Corporation 630 Dundee Road Northbrook, Illinois 60062 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints LAWRENCE D. KINGSLEY, FRANK J. NOTARO AND NEIL A. SPRINGER, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of IDEX Corporation held of record by the undersigned on February 20, 2009, at the Annual Meeting of stockholders to be held on April 7, 2009, or at any adjournment thereof. Address Changes/Comments: ___ ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued, and to be signed, on the reverse side)